Exhibit 10.1

SEVENTH AMENDED AND RESTATED

TENET 2001 DEFERRED

COMPENSATION

PLAN

SEVENTH AMENDED AND RESTATED
TENET 2001 DEFERRED COMPENSATION PLAN

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7.3	Assignment	30

ARTICLE VIII - FUNDING		32
8.1	Funding	32
8.2	Creditor Status	32

ARTICLE IX - ADMINISTRATION		33
9.1	The PAC	33
9.2	Powers of PAC	33
9.3	Appointment of Plan Administrator	33
9.4	Duties of Plan Administrator	33
9.5	Indemnification of PAC and Plan Administrator	34
9.6	Claims for Benefits	35
9.7	Arbitration	36
9.8	Receipt and Release of Necessary Information	36
9.9	Overpayment and Underpayment of Benefits	37

ARTICLE X - OTHER BENEFIT PLANS OF THE COMPANY		38
10.1	Other Plans	38

ARTICLE XI - AMENDMENT AND TERMINATION OF THE PLAN		39
11.1	Continuation	39
11.2	Amendment of Plan	39
11.3	Termination of Plan	39
11.4	Termination of Affiliate’s Participation	39

ARTICLE XII - MISCELLANEOUS		40
12.1	No Reduction of Employer Rights	40
12.2	Provisions Binding	40

EXHIBIT A		42

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SEVENTH AMENDED AND RESTATED
TENET 2001 DEFERRED COMPENSATION PLAN

ARTICLE I
PREAMBLE AND PURPOSE

1.1                               Preamble. This Seventh Amended and Restated Tenet 2001 Deferred Compensation Plan (the “Plan”) of Tenet Healthcare Corporation (the “Company”), amends and restates the Tenet 2001 Deferred Compensation Plan adopted by the Compensation Committee (the “Committee”) on October 10, 2000 as amended and restated by the Committee on July 22, 2003, October 8, 2002, December 4, 2001, July 24, 2001,  May 22, 2001 and September 10, 2003 as subsequently amended by the Committee effective April 1, 2004. The Plan is intended to permit the Company and its participating Affiliates, as defined herein (collectively, the “Employer”), to attract and retain a select group of management or highly compensated employees and Directors, as defined herein.

Effective as of December 5, 1995, the Company adopted the Tenet Executive Deferred Compensation and Supplemental Savings Plan (as the same has been amended from time to time, the “Supplemental Plan”). Effective as of January 31, 2001, the Company transferred to this Plan amounts held for the benefit of certain participants in the Supplemental Plan, other than those balances held for the benefit of physician-employees who participate in the Supplemental Plan and participants who are in pay-out status as of December 31, 2000, under the Supplemental Plan. Effective as of December 31, 2002, the Committee authorized the merger of the Supplemental Plan into this Plan.

Effective as of January 1, 2006, the Company adopted the Tenet 2006 Deferred Compensation Plan (the “2006 DCP”) to replace this Plan. Consequently, no additional deferrals or contributions will be made to the Plan after December 31, 2005. This amendment and restatement of the Plan is intended to amend the Plan to comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to compensation and bonus deferrals and employer contributions made on and after January 1, 2005. Compensation and bonus deferrals and employer contributions made to the Plan prior to January 1, 2005 were fully vested as of December 31, 2004 and are exempt from the requirements of section 409A of the Code.

The Employer may adopt one or more trusts to serve as a possible source of funds for the payment of benefits under this Plan.

1.2                               Purpose. Through this Plan, the Employer intends to permit the deferral of compensation and to provide additional benefits to Directors and a select group of management or highly compensated employees of the Employer. Accordingly, it is intended that this Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. It also is intended that this Plan will be exempt from the participation and vesting requirements of Part 2 of Title I of the Act, the funding requirements of Part 3 of Title I of the Act, and the fiduciary requirements of Part 4 of Title I of the Act by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1                               Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)                                  “Account”  means one or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Section 4.4. Separate bookkeeping Accounts will be maintained with respect to a Participant’s Pre-2005 Deferrals and Post-2004 Deferrals and such Accounts will be referred to respectively as the “Pre-2005 Account” and the “Post-2004 Account.”

(b)                                  “Act”  means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(c)                                  “Affiliate”  means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

(d)                                  “Alternate Payee”  means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a DRO as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

(e)                                  “Annual Incentive Plan Award”  means the amount payable to an Employee each year, if any, under the Company’s Annual Incentive Plan, as the same may be amended, restated, modified, renewed or replaced from time to time.

(f)                                    “Basic Deferral”  means the Compensation deferral made by a Participant described in Section 4.1(a).

(g)                                 “Beneficiary”  means the person designated by the Participant to receive a distribution of his benefits under the Plan upon the death of the Participant. If the Participant is married, his spouse will be his Beneficiary, unless his spouse consents in writing to the designation of an alternate Beneficiary. In the event that a Participant fails to designate a Beneficiary, or if the Participant’s Beneficiary does not survive the Participant, the Participant’s Beneficiary will be his surviving spouse, if any, or if the Participant does not have a surviving spouse, his estate. The term “Beneficiary” also will mean a Participant’s spouse or former spouse who is entitled to all or a portion of a Participant’s benefit pursuant to Section 7.1.

(h)                                 “Board”  means the Board of Directors of the Company.

(i)                                    “Bonus”  means (i) a bonus paid to a Participant in the form of an Annual Incentive Plan Award, (ii) an annual bonus payment to a Participant pursuant to an employment or similar agreement or (iii) any other bonus payment designated by the PAC as an eligible bonus under the Plan.

(j)                                    “Bonus Deferral”  means the Bonus deferral made by a Participant described in Section 4.1(b). A Participant may also defer a portion of his Bonus as a Supplemental Deferral as described in Section 4.1(c).

(k)                                “Change of Control”  of the Company will be deemed to have occurred if either (i) any person, as such term is used in sections 13(c) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, or (ii) individuals who, as of August 1, 2000, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board at any time; provided, however, that (a) any individual who becomes a director of the Company subsequent to August 1, 2000, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board will be deemed to have been a member of the Incumbent Board, and (b) no individual who is elected initially (after August 1, 2000) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any other actual or threatened solicitations of proxies or consent by or on behalf of any person other than the Incumbent Board will be deemed to have been a member of the Incumbent Board.

(l)                                    “Code”  means the Internal Revenue Code of 1986, as amended from time to time.

(m)                              “Company”  means Tenet Healthcare Corporation.

(n)                                 “Compensation”  means base salaries, commissions, and certain other amounts of cash compensation payable to the Participant during the Plan Year. Compensation will exclude cash bonuses, foreign service pay, hardship withdrawal allowances and any other pay intended to reimburse the Employee for the higher cost of living outside the United States, Annual Incentive Plan Awards, automobile allowances, ExecuPlan payments, housing allowances, relocation payments, deemed income, income payable under stock incentive plans, Christmas gifts, insurance premiums, and other imputed income, pensions, retirement benefits, and contributions to and payments from the 401(k) Plan and this Plan or any other nonqualified retirement plan maintained by the Employer. The term “Compensation” for Directors will mean any cash compensation from retainers, meeting fees and committee fees paid during the Plan Year.

(o)                                  “Compensation Committee”  means the Compensation Committee of the Board, which has the authority to amend and terminate the Plan as provided in Article XI. The Compensation Committee also will be responsible for determining the amount of the Discretionary Contribution, if any, to be made by the Employer.

(p)                                  “Compensation and Bonus Deferrals”  means the Basic Deferrals, Bonus Deferrals, Supplemental Deferrals and/or Discretionary Deferrals described in Section 4.1 of the Plan.

(q)                                  “Covered Person”  means a covered employee within the meaning of section 162(m)(3) of the Code or an Employee designated as a Covered Person by the Compensation Committee.

(r)                                  “Director”  means a member of the Board who is not an Employee.

(s)                                  “Disability”  means the total and permanent incapacity of a Participant, due to physical impairment or mental incompetence, to perform the usual duties of his employment with the Employer. Disability will be determined by the Plan Administrator on the basis of (i) evidence that the Participant has become entitled to receive benefits from an Employer sponsored long-term disability plan, or in the case of a Director, a long-term disability plan that covers such Director, or (ii) evidence that the Participant has become entitled to receive primary benefits as a disabled employee under the Social Security Act in effect on such date of Disability.

(t)                                    “Discretionary Contribution”  means the contribution made by the Employer on behalf of a Participant as described in Section 4.2(b).

(u)                                 “Discretionary Deferral”  means the Compensation deferral described in Section 4.1(d) made by a Participant.

(v)                                   “DRO”  means a domestic relations order that is a judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is rendered under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law) and that:

(i)                                     Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the Plan;

(ii)                                  Does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(iii)                               Does not require the Plan to provide increased benefits (determined on the basis of actuarial value);

(iv)                              Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a DRO; and

(v)                                 Clearly specifies: the name and last known mailing address of the Participant and of each Alternate Payee covered by the DRO; the amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; the number of payments or payment periods to which such order applies; and that it is applicable with respect to this Plan.

(w)                                “Effective Date”  means January 1, 2005 except as provided otherwise herein.

(x)                                  “Election Form”  means the written forms provided by the PAC or the Plan Administrator pursuant to which the Participant consents to participation in the Plan and makes elections with respect to deferrals, requested investment crediting rates and distributions hereunder. Such Participant consent and elections may be done either in writing or on-line through an electronic signature.

(y)                                  “Eligible Person”  means (i) each Employee who is eligible for a Bonus as defined in Section 2.1(i) for the applicable Plan Year, (ii) each Director, and (iii) all aviation personnel who are Employees and are designated as captains. In addition, the term “Eligible Person” will include any Employee designated as an Eligible Person by the PAC. As provided in Section 3.1, the PAC may at any time, in its sole and absolute discretion, limit the classification of Employees who are eligible to participate in the Plan for a Plan Year and/or may modify or terminate an Eligible Person’s participation in the Plan without the need for an amendment to the Plan.

(z)                                  “Emergency”  means a Foreseeable Emergency or Unforeseeable Emergency that makes a Participant eligible for a Financial Necessity Distribution with respect to his Basic Deferrals, Bonus Deferrals, Supplemental Deferrals and/or Discretionary Deferrals credited to his Pre-2005 Account under Section 5.5.

(aa)                            “Employee”  means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee.’

(bb)                            “Employer”  means the Company and each Affiliate which has adopted the Plan as a participating employer. An Affiliate may evidence its adoption of the Plan either by a formal action of its governing body or by commencing deferrals and taking other administrative actions with respect to this Plan on behalf of its employees. An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate.

(cc)                            “Fair Market Value”  means the closing price of a share of Stock on the New York Stock Exchange on the date as of which fair market value is to be determined.

(dd)                            “Five Percent Owner”  means any person who owns (or is considered as owning within the meaning of section 318 of the Code) more than five percent (5%) of the outstanding stock of the Company or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.

(ee)                            “Foreseeable Emergency”  means, with respect to a Participant’s Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals credited to his Pre-2005 Account, a severe financial hardship to the Participant resulting from an event that, although foreseeable, is outside the Participant’s control, as determined by the Plan Administrator in its sole and absolute discretion. Such potentially foreseeable but uncontrollable events include the following:

(i)                                     expenses for medical care described in section 213(d) of the Code incurred by the Participant, the Participant’s spouse, or any dependents of the Participant (as defined in section 152 of the Code) or necessary for those persons to obtain medical care described in section 213(d) of the Code; and

(ii)                                  such other events deemed by the Plan Administrator, in its sole and absolute discretion, to constitute a Foreseeable Emergency.

(ff)                                “401(k) Plan”  means the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, as such plan may be amended, restated, modified, renewed or replaced from time to time.

(gg)                          “JOBs Act”  means the American Jobs Creation Act of 2004 and any regulations or rulings issued thereunder. The provisions of the Plan with respect to Post-2004 Deferrals will be construed and administered in a manner that enables the Plan to comply with the provisions of the JOBs Act. Pre-2005 Deferrals under the Plan were fully vested as of December 31, 2004 and, as such, are not subject to the provisions of the JOBs Act.

(hh)                          “Key Employee”  means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year was:

(i)                                     an officer of the Company or an Affiliate having compensation within the meaning of section 415(c) of the Code of greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002) (such limit is one hundred thirty-five thousand dollars ($135,000) for 2005);

(ii)                                  a Five Percent Owner; or

(iii)                               a One Percent Owner having compensation within the meaning of section 415(c) of the Code of more than one hundred fifty thousand dollars ($150,000).

The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).

The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an Employee or former Employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.1(hh)(i), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections

414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.1(hh)(i), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which Employees or former Employees are officers will be determined based on who had the largest annual compensation from the Company and Affiliates for the Plan Year.

(ii)                                “Matching Contribution”  means the contribution made by the Employer pursuant to Section 4.2(a) on behalf of a Participant who makes Supplemental Deferrals to the Plan as described in Section 4.1(c).

(jj)                                “Non-Scheduled Withdrawal”  means an election by a Participant in accordance with Section 5.4 to receive a withdrawal of amounts from his Pre-2005 Account prior to the time at which such Participant otherwise would be entitled to such amounts.

(kk)                        “One Percent Owner”  means any person who would be described as a Five Percent Owner if “one percent (1%)” were substituted for “five percent (5%)” each place where it appears therein.

(ll)                                “Open Enrollment Period”  means the period prior to the beginning of the Plan Year during which an Eligible Person may make his elections concerning Compensation Deferrals pursuant to Article IV.

(mm)                    “PAC”  means the Pension Administration Committee of the Company established by the Compensation Committee of the Board, and whose members have been appointed by such Compensation Committee. The PAC will have the responsibility to administer the Plan and make final determinations regarding claims for benefits, as described in Article IX.

(nn)                          “Participant”  means each Eligible Person who has been designated for participation in this Plan and each Employee or former Employee (or Director or former Director) whose participation in this Plan has not terminated.

(oo)                            “Plan”  means the Seventh Amended and Restated Tenet 2001 Deferred Compensation Plan as set forth herein and as the same may be amended from time to time.

(pp)                            “Plan Administrator”  means the individual or entity appointed by the PAC to handle the day-to-day administration of the Plan, including but not limited to determining a Participant’s eligibility for benefits and the amount of such benefits and complying with all applicable reporting and disclosure obligations imposed on the Plan. If the PAC does not appoint an individual or entity as Plan Administrator, the PAC will serve as the Plan Administrator.

(qq)                            “Plan Year”  means the fiscal year of this Plan, which will commence on January 1 each year and end on December 31 of such year.

(rr)                            “Post-2004 Deferrals”  means Compensation and Bonus Deferrals and Employer contributions made with respect to a Participant under the Plan on and after January 1, 2005, which are subject to the provisions of the JOBs Act and section 409A of the Code. It is contemplated that Post-2004 Deferrals and any associated Matching Contributions will be transferred to and administered under the 2006 DCP.

(ss)                            “Pre-2005 Deferrals”  means Compensation and Bonus Deferrals and Employer contributions made with respect to a Participant under the Plan prior to January 1, 2005, which are not subject to the provisions of the JOBs Act and section 409A of the Code.

(tt)                                “Scheduled In-Service Withdrawal”  means a distribution elected by the Participant pursuant to Section 4.1 or Section 4.2 for an in-service withdrawal of amounts of Basic Deferrals and/or Bonus Deferrals made in a given Plan Year, and earnings or losses attributable thereto, as set forth on the Election Form for such Plan Year

(uu)                          “Scheduled Withdrawal Date”  means the distribution date elected by the Participant for a Scheduled In-Service Withdrawal. With respect to Basic Deferrals and Bonus Deferrals made prior to the Effective Date, a Scheduled In-Service Withdrawal Date means the distribution date elected by the Participant with respect to such deferrals in his Election Form for the applicable Plan Year.

(vv)                              “Special Enrollment Period”  means the thirty (30) day period after an Employee is employed by the Employer (or a Director is elected to the Board) and advised of his eligibility to participate in the Plan during which the Eligible Person may make his elections to defer Compensation and Bonus earned after such election pursuant to Article IV. The Plan Administrator may also designate certain periods as Special Enrollment Periods to the extent permitted under section 409A of the Code.

(ww)                        “Stock”  means the common stock, par value $0.075 per share, of the Company.

(xx)                            “Stock Unit”  means a non-voting, non-transferable unit of measurement that is deemed for bookkeeping and distribution purposes only to represent one (1) outstanding share of Stock.

(yy)                            “Supplemental Deferral”  means the Compensation and/or Bonus Deferral described in Section 4.1(c).

(zz)                            “Supplemental Plan”  will have the meaning set forth in Section 1.1 of this Plan.

(aaa)                      “Termination of Employment”  means (i) with respect to an Employee, the date that such Employee ceases performing services for the Employer and its Affiliates in the capacity of an employee and (ii) with respect to a Director, the date that such Director ceases to provide services to the Company as a member of the Board. An Employee who transfers employment from an Employer to an Affiliate, regardless of whether such Affiliate has adopted the Plan as a participating employer, will not incur a Termination of Employment. A Participant who experiences a “qualifying termination” under the Tenet Executive Severance Protection Plan (the “TESPP”) will incur a Termination of Employment under the Plan and such an Employee will be ineligible to make Compensation and Bonus Deferrals under the Plan during his severance period under the TESPP (i.e., will be ineligible for future participation in the Plan as an active Employee).

(bbb)                      “Trustee”  means the individual or entity appointed to serve as trustee of any trust established as a possible source of funds for the payment of benefits under this Plan as provided in Section 8.1.

(ccc)                      “2006 DCP”  means the Tenet 2006 Deferred Compensation Plan which is effective January 1, 2006.

(ddd)                      “Unforeseeable Emergency”  means, with respect to a Participant’s Post-2004 Deferrals, (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, his spouse or his dependent (as defined under section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator in its sole and absolute discretion in accordance with the requirements of section 409A of the Code. An Unforseeable Emergency with respect to a Participant’s Basic Deferrals, Bonus Deferrals, Supplemental Deferrals and/or Discretionary Deferrals credited to his Pre-2005 Account means a severe financial hardship to the Participant resulting from (A) a sudden and unexpected illness or accident of the Participant or one of the Participant’s dependents (as defined under section 152(a) of the Code), (B) loss of the Participant’s property due to casualty, or (C) such other similar extraordinary and unforeseeable circumstances arising as a result of an unforeseeable event or events beyond the control of the Participant, as determined by the Plan Administrator in its sole and absolute discretion.

2.2                               Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan will continue in full force and effect. All of the provisions of this Plan will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by the Act, the Code or other applicable federal law. The term “delivered to the PAC or Plan Administrator,” as used in this Plan, will include delivery to a person or persons designated by the PAC or Plan Administrator, as applicable, for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. The pronouns “he,” “him” and “his” used in the Plan will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

End of Article II

ARTICLE III
PARTICIPATION AND FORFEITABILITY OF BENEFITS

3.1                               Eligibility and Participation.

(a)                                  Determination of Eligibility. It is intended that eligibility to participate in the Plan will be limited to Eligible Persons, as determined by the PAC, in its sole and absolute discretion. During the Open Enrollment Period, each Eligible Person will be contacted and informed that he may elect to defer portions of his Compensation and/or Bonus and will be provided with an Election Form, investment crediting rate preference designation and such other forms as the PAC or the Plan Administrator will determine. An Eligible Person will become a Participant by completing all required forms and making a deferral election during an Open Enrollment Period pursuant to Section 4.1. Eligibility to become a Participant for any Plan Year will not entitle an Eligible Person to continue as an active Participant for any subsequent Plan Year.

(b)                                  Limits on Eligibility. The PAC may at any time, in its sole and absolute discretion, limit the classification of Employees eligible to participate in the Plan and/or may limit or terminate an Eligible Person’s participation in the Plan. Any action taken by the PAC that limits the classification of Employees eligible to participate in the Plan or that modifies or terminates an Eligible Person’s participation in the Plan will be set forth in Exhibit A attached hereto. Exhibit A may be modified from time to time without a formal amendment to the Plan, in which case a revised Exhibit A will be attached hereto.

(c)                                  Eligibility on Initial Employment. If an Eligible Person is employed or elected to the Board during the Plan Year and designated by the PAC to be a Participant for such year, such Eligible Person may elect to participate during the Special Enrollment Period for the remainder of such Plan Year, by completing all required forms and making a deferral election pursuant to Section 4.1. Designation as a Participant for the Plan Year in which he is employed or elected to the Board will not entitle the Eligible Person to continue as an active Participant for any subsequent Plan Year.

(d)                                  Loss of Eligibility Status. A Participant under this Plan who separates from employment with the Employer, or who ceases to be a Director, will continue as an inactive Participant under this Plan until the Participant has received payment of all amounts payable to him under this Plan. In the event that an Eligible Person ceases active participation in the Plan because the Eligible Person is no longer described as a Participant pursuant to this Section 3.1, or because he ceases making deferrals of Compensation and/or Bonuses, the Eligible Person will continue as an inactive Participant under this Plan until he has received payment of all amounts payable to him under this Plan.

3.2                               Forfeitability of Benefits. Except as provided in Section 5.4 and Section 7.1, a Participant will at all times have a nonforfeitable right to amounts credited to his Account pursuant to Section 4.3, subject to the distribution provisions of Article V and Article VI, as applicable. As provided in Section 8.2, however, each Participant will be only a general creditor of the Company and/or his Employer with respect to the payment of any benefit under this Plan.

End of Article III

ARTICLE IV
DEFERRAL, COMPANY CONTRIBUTIONS, ACCOUNTING
AND INVESTMENT CREDITING RATES

4.1                               Deferral. An Eligible Person may become a Participant in the Plan for the applicable Plan Year by electing during the Open Enrollment Period to defer his Compensation and/or Bonus pursuant to the terms of this Section 4.1 on an Election Form. Such Election Form will be submitted to the Plan Administrator by the date specified by the Plan Administrator and will be effective with respect to deferral elections with the first paycheck dated on or after the next following January 1. In the case of an Eligible Person who is employed or elected to the Board during the Plan Year, the Election Form will be entered into within the Special Enrollment Period and submitted to the Plan Administrator by the date specified by the Plan Administrator and the specified deferral elections will only be effective with respect to Compensation and/or Bonuses earned after the date such Election Form is received by the Plan Administrator.

A Participant’s Election Form will only be effective with respect to a single Plan Year and will be irrevocable for the duration of such Plan Year. Effective January 1, 2006, no additional Compensation or Bonus Deferrals or Employer contributions may be made under the Plan.

Prior to the Effective Date, a Participant could specify on each Election Form, the method in which Compensation and/or Bonuses deferred under the Plan prior to January 1, 2005 would be paid (i.e., in either a lump sum or, in certain instances as described herein, in equal monthly installments over a period of not less than one year nor more than 15 years). If the Participant, during the Open Enrollment Period, elected a different method of payment on a subsequent Election Form with respect to Compensation and Bonus deferred prior to the Effective Date, such form of payment election superseded any prior payment elections made on an earlier Election Form, provided such election had been in effect for twelve (12) months. Compensation and Bonus Deferrals made under the Plan prior to the Effective Date, will be subject to the distribution provisions of Article V.

Four types of deferrals may be made under the Plan on and after the Effective Date and such deferrals will be subject to the distribution provisions of Article VI:

(a)                                  Basic Deferral. Each Eligible Person may elect to defer a stated dollar amount, or designated full percentage, of Compensation to the Plan up to a maximum percentage of seventy five percent (75%) (one hundred percent (100%) for Directors) of the Eligible Person’s Compensation for the applicable Plan Year until either (i) the Participant’s Termination of Employment or (ii) a future year in which the Participant is still employed by the Employer (or providing services as a member of the Board) and that is at least two (2) calendar years after the end of the Plan Year in which the Compensation would have otherwise been paid (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of Section 6.3).

The Employer will not make any Matching Contributions with respect to any Basic Deferrals made to the Plan.

(b)                                  Bonus Deferral. Each Eligible Person may elect to defer a stated dollar amount, or designated full percentage, of his Bonus to the Plan up to a maximum percentage of one hundred percent (100%) (ninety seven percent (97%) if a

Supplemental Deferral is elected pursuant to Section 4.1(c)) of the Employee’s Bonus for the applicable Plan Year until either (i) the Eligible Person’s Termination of Employment or (ii) a future year in which the Eligible Person is still employed by the Employer (or providing services as a member of the Board) and that is at least two (2) calendar years after the end of the Plan Year in which the Bonus would have otherwise been paid (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of Section 6.3).

Bonus Deferrals generally will be made in the form of cash; provided, however, that if the Company modifies the Annual Incentive Plan to provide for the payment of awards in Stock, Bonus Deferrals may be made in the form of Stock. Any Bonus Deferrals made in the form of Stock will be converted to Stock Units, based on the number of shares so deferred, credited to the Stock Unit Account and distributed to the Participant at the time specified herein in an equivalent number of whole shares of Stock as provided in Section 4.4(b).

The Employer will not make any Matching Contributions with respect to any Bonus Deferrals made to the Plan.

(c)                                  Supplemental Deferral. Each Eligible Person may elect to make Supplemental Deferrals to the Plan on and after the Effective Date payable upon Termination of Employment (i.e., Scheduled In-Service Withdrawals are not available with respect to Supplemental Deferrals) in accordance with the following provisions of this Section 4.1(c).

(i)                                     Statutory Limits. Each Eligible Person who is also a participant in the 401(k) Plan may elect to automatically have three percent (3%) of his Compensation deferred under the Plan when he reaches any of the following statutory limitations under the 401(k) Plan:  (A) the limitation on Compensation under section 401(a)(17) of the Code, as such limit is adjusted for cost of living increases, (B) the limitation imposed on elective deferrals under section 402(g) of the Code, as such limit is adjusted for cost of living increases, (C) the limitations on contributions and benefits under section 415 of the Code, or (D) the limitations on contributions imposed by the 401(k) Plan administrator in order to satisfy the limitations on contributions under sections 401(k) and 401(m) of the Code. The ability to make Supplemental Deferrals under this Section 4.1(c)(i) will not be impacted by the Participant’s eligibility to make “catch-up contributions” under the 401(k) Plan. However, a Participant who makes a Supplemental Deferral under this Section 4.1(c)(i) will not be permitted to modify his 401(k) Plan deferral elections during the Plan Year in which such Supplemental Deferral election is in effect.

The Employer will make Matching Contributions with respect to Supplemental Deferrals made to the Plan as provided in Section 4.2.

(ii)                                  Bonus. Each Eligible Person who is also a participant in the 401(k) Plan may elect to automatically have three percent (3%) of his Bonus deferred under the Plan as a Supplemental Deferral whether or not the Eligible Person has reached the statutory limitations under the 401(k) Plan described in Section 4.1(c)(i). This Supplemental Deferral will be applied to that portion of the Eligible Person’s Bonus in excess of that deferred as a Bonus Deferral under Section 4.1(b). For example, if the Eligible Person elects to defer fifty percent (50%) of his Bonus under Section 4.1(b) and also elects to make a Supplemental Deferral under this Section 4.1(c), fifty percent (50%) of the Eligible Person’s Bonus will be deferred under Section 4.1(b) and three percent (3%) of the Eligible Person’s Bonus will be deferred under this Section 4.1(c).

The Employer will make Matching Contributions with respect to Supplemental Deferrals made to the Plan as provided in Section 4.2.

(d)                                  Discretionary Deferral. The PAC may authorize an Eligible Person to defer a stated dollar amount, or designated full percentage, of Compensation to the Plan as a Discretionary Deferral. The PAC, in its sole and absolute discretion, may limit the amount or percentage of Compensation an Eligible Person may defer to the Plan as a Discretionary Deferral and may prohibit Scheduled In-Service Withdrawals with respect to such Discretionary Deferral. The Employer will not make any Matching Contributions pursuant to Section 4.2(a) with respect to any Discretionary Deferrals, but may elect to make a Discretionary Contribution to the Plan with respect to such Discretionary Deferrals in the form of a discretionary matching contribution as described in Section 4.2(b).

4.2                               Company Contributions.

(a)                                  Matching Contribution. The Employer will make a Matching Contribution to the Plan each Plan Year beginning on and after the Effective Date on behalf of each Participant who makes a Supplemental Deferral to the Plan for such Plan Year. Such Matching Contribution will equal one hundred percent (100%) of the Participant’s Supplemental Deferrals for such Plan Year. Matching Contributions and earnings and losses thereon will be distributed upon the Participant’s Termination of Employment in the manner elected by the Participant (or deemed elected by the Participant) upon his initial enrollment in the Plan as provided in Section 6.1. Matching Contributions made to the Plan prior to the Effective Date will be subject to the distribution provisions of Article V.

(b)                                  Discretionary Contribution. The Employer may elect to make a Discretionary Contribution to a Participant’s Account on or after the Effective Date in such amount, and at such time, as will be determined by the Compensation Committee. Any such Discretionary Contribution made by the Employer, plus earnings and losses thereon, will be paid to the Participant upon his Termination of Employment with the Employer in the manner elected by the Participant (or deemed elected by the Participant) upon his initial enrollment in the Plan as provided in Section 6.1. If a Participant who is a Covered Person receives a Discretionary Contribution prior to the Effective Date, that Participant shall not be permitted to receive that Discretionary Contribution until such Participant’s employment with the Employer is terminated; provided, however, that if such Participant has elected to receive a distribution of his Pre-2005 Account upon the occurrence of a Change of Control and a Change of Control occurs, such Participant shall be entitled to receive such Change of Control distribution in accordance with Section 5.9 of this Plan. In all other respects, Discretionary Contributions made to the Plan prior to the Effective Date will be subject to the distribution provisions of Article V.

4.3                               Accounting for Deferred Compensation.

(a)                                  Cash Account. If a Participant has made an election to defer his Compensation and/or Bonus pursuant to Section 4.1 and has made a request for amounts deferred to be invested pursuant to Section 4.4(a), the Company may, in its sole and absolute discretion, establish and maintain a cash Account for the Participant under this Plan. Each cash Account will be adjusted at least quarterly to reflect the Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals, Matching Contributions and Discretionary Contributions credited thereto, earnings or losses credited thereon, and any payment or withdrawal of such Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals and, Matching Contributions and Discretionary Contributions pursuant to Article VI. The amounts of Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals and Matching Contributions will be credited to the Participant’s cash Account within five (5) business days of the date on which such Compensation and/or Bonus would have been paid to the Participant had the Participant not elected to defer such amount pursuant to the terms and provisions of the Plan. Any Discretionary Contributions will be credited to each Participant’s cash Account at such times as determined by the Compensation Committee. A separate cash Account will be established for each Participant with respect to his Pre-2005 Deferrals and Post-2004 Deferrals and adjustments to the Pre-2005 Account will be made in substantially the same manner as described above. Further, in the sole and absolute discretion of the Plan Administrator, additional cash Accounts may be established for each Participant to facilitate record-keeping convenience and accuracy. Each such cash Account will be credited and adjusted as provided in this Plan.

(b)                                  Stock Unit Account. If a Participant has made an election to defer his Compensation and/or Bonus pursuant to Section 4.1 and has made a request for such deferrals to be deemed invested in Stock Units pursuant to Section 4.4(b), the Plan Administrator may, in its sole and absolute discretion, establish and maintain a Stock Unit Account and credit the Participant’s Stock Unit Account with a number of Stock Units determined by dividing an amount equal to the Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, and associated Matching Contributions and Discretionary Deferrals made as of such date by the Fair Market Value of a share of Stock on the date such Compensation and/or Bonus otherwise would have been payable. Such Stock Units will be credited to the Participant’s Stock Unit Account as soon as administratively practicable after the determination of the number of Stock Units is made pursuant to the preceding sentence.

If the Participant is entitled to a Discretionary Contribution pursuant to Section 4.2 and has elected to have amounts credited to his Account to be deemed invested in Stock Units pursuant to Section 4.5(b), the Plan Administrator may, in its sole discretion, establish and maintain a Stock Unit Account and credit the Participant’s Stock Unit Account with a number of Stock Units determined by dividing an amount equal to the Discretionary Contribution made as of such date by the Fair Market Value of a share of Stock on the date such Discretionary Contribution would have otherwise been made. Such Stock Units will be credited to the Participant’s Stock Unit Account as soon as administratively practicable after the determination of the number of Stock Units is made pursuant to the preceding sentence.

Bonus Deferrals made in Stock will be credited to the Stock Unit Account as provided in Section 4.1(b).

A separate Stock Unit Account or accounts will be established for each Participant with respect to his Pre-2005 Deferrals and Post-2004 Deferrals. In addition, in the sole and absolute discretion of the Plan Administrator, additional Stock Unit Accounts may be established for each Participant to facilitate record-keeping convenience and accuracy.

(i)                                     The Stock Units credited to a Participant’s Stock Unit Account or accounts will be used solely as a device for determining the number of shares of Stock eventually to be distributed to the Participant in accordance with this Plan. The Stock Units will not be treated as property of the Participant or as a trust fund of any kind. No Participant will be entitled to any voting or other stockholder rights with respect to Stock Units credited under this Plan.

(ii)                                  If the outstanding shares of Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Stock or other securities, through merger, consolidation, spin-off, sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, an appropriate and proportionate adjustment will be made by the Compensation Committee in the number and kind of Stock Units credited to a Participant’s Stock Unit Account or accounts.

(c)                                  Accounts Held in Trust. Amounts credited to Participants’ Accounts may be secured by one or more trusts, as provided in Section 8.1, but will be subject to the claims of the general creditors of each such Participant’s Employer. Although the principal of such trust and any earnings or losses thereon will be separate and apart from other funds of the Employer and will be used for the purposes set forth therein, neither the Participants nor their Beneficiaries will have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participant or Beneficiaries as benefits and all rights created under this Plan will be unsecured contractual rights of Plan Participants and Beneficiaries against the Employer. Any assets held in the trust with respect to a Participant will be subject to the claims of the general creditors of that Participant’s Employer under federal and state law in the event of insolvency. The assets of any trust established pursuant to this Plan will never inure to the benefit of the Employer and the same will be held for the exclusive purpose of providing benefits to that Employer’s Participants and their beneficiaries.

4.4                               Investment Crediting Rates. At the time of making a deferral election described in Section 4.1, the Participant will request on an Election Form the type of investment crediting rate option with which the Participant would like the Company, in its sole and absolute discretion, to credit the Participant; namely, one of several investment crediting rate options payable in cash or an investment crediting rate option based on the performance of the price of the Company’s Stock and payable in the Company’s Stock. Such investment crediting rate election will apply to all Post-2004 Deferrals under the Plan, except for Bonus Deferrals made in Stock which will automatically be credited to the Stock Unit Account as provided in Section 4.1(b) and Section 4.2. Pre-2005 Deferrals under the Plan will be credited based on the investment crediting rate option specified by the Participant with respect to his Pre-2005 Account as described in this Section 4.4.

(a)                                  Cash Investment Crediting Rate Options. A Participant may request on an Election Form the type of investment in which the Participant would like Compensation and Bonus Deferrals made on and after the Effective Date to be deemed invested for purposes of determining the amount of earnings to be credited or losses to be debited to his Cash Account. The Participant will specify his preference from among the following possible investment crediting rate options:

(i)                                     An annual rate of interest equal to one percent (1%) below the prime rate of interest as quoted by Bloomberg, compounded daily; or

(ii)                                  One or more benchmark mutual funds.

A Participant may change, on a daily basis, the investment crediting rate preference under this Section 4.4(a) applicable to his Compensation and Bonus Deferrals made on and after the Effective Date or to his Pre-2005 Account by filing an election in such manner as will be determined by the PAC. Notwithstanding any request made by a Participant, the Company, in its sole and absolute discretion, will determine the investment rate with which to credit amounts deferred by Participants under this Plan, provided, however, that if the Company chooses an investment crediting rate other than the investment crediting rate requested by the Participant, such investment crediting rate cannot be less than (i) above.

(b)                                  Stock Units. A Participant may request on an Election Form to have all or a portion of his Compensation and Bonus Deferrals made on and after the Effective Date to be deemed invested in Stock Units. Any request to have Compensation and Bonus Deferrals to be deemed invested in Stock Units is irrevocable and such amounts will be distributed in an equivalent whole number of shares of Stock pursuant to the provisions of Article VI. Any fractional share interests will be paid in cash with the last distribution. This same rule will apply to Compensation and Bonus Deferrals made prior to the Effective Date which the Participant requested to be deemed invested in Stock Units and which are distributable pursuant to Article V.

(c)                                  Deemed Election. In his request(s) pursuant to this Section 4.4, the Participant may request that all or any portion of his Pre-2005 Account and/or Post-2004 Account  (in whole percentage increments) be deemed invested in one or more of the investment crediting rate preferences provided under the Plan as communicated from time to time by the PAC. Although a Participant may express an investment crediting rate preference, the Company will not be bound by such request. If a Participant fails to set forth his investment crediting rate preference under this Section 4.4, he will be deemed to have elected an annual rate of interest equal to one percent (1%) below the prime rate of interest as quoted by Bloomberg, compounded daily. The PAC will select from time to time, in its sole and absolute discretion, the possible investment crediting rate options to be offered under the Plan.

(d)                                  Employer Contributions. Matching Contributions to the Plan made by the Employer and allocated to a Participant’s Post-2004 Account on and after the Effective Date pursuant to Section 4.2 will be credited with the same investment crediting rate as the Participant’s associated Supplemental Deferrals for the relevant Plan Year. Discretionary Contributions, if any, made by the Employer and allocated to a Participant’s Post-2004 Account on and after the Effective Date pursuant to Section 4.2 will be credited with the investment crediting rate specified (or deemed specified) by the Participant on his Election Form for the relevant Plan Year with respect to the Participant’s Basic Deferrals and Bonus Deferrals.

Matching Contributions to the Plan made by the Employer prior to the Effective Date and allocated to a Participant’s Pre-2005 Account will be credited with the same investment crediting rate as the Participant’s associated Supplemental Deferrals for the relevant Plan Year. Discretionary Contributions, if any, made by the Employer prior to the Effective Date and allocated to a Participant’s Pre-2005 Account will be credited with the investment crediting rate specified (or deemed specified) by such Participant on his Election Form for the relevant Plan Year with respect to the Participant’s Basic Deferrals and Bonus Deferrals.

A Participant will retain the right to change the investment crediting rate applicable to Matching Contributions and Discretionary Contributions (including those credited to his Pre-2005 Account) as provided in this Section 4.4.

(e)                                  Transferred Accounts. The Company retains the right in its sole and absolute discretion to transfer Post-2004 Deferrals under the Plan from this Plan to the 2006 DCP. In the event that the Company determines that a transfer of a Participant’s Post-2004 Deferrals under the Plan to the 2006 DCP is appropriate, a Participant will be permitted to express an investment crediting rate preference with respect to such transferred amounts. Section 6.1(d) sets forth the distribution rules that apply to a Participant who makes Post-2004 Deferrals under the Plan and is also eligible to participate in the 2006 DCP.

End of Article IV

ARTICLE V
DISTRIBUTION OF BENEFITS – PRE-2005 ACCOUNTS

5.1                               General Rules. A Participant may elect to receive payment of Basic Deferrals and Bonus Deferrals, and earnings or losses thereon, credited to the Participant’s Pre-2005 Account, at any of the following times:

(a)                                  As soon as practicable after the Participant’s Termination of Employment, retirement, Disability or death;

(b)                                 In the first January following, or in the second January following, but not later than the second January following, the Participant’s Termination of Employment, retirement, Disability or death; or

(c)                                  At a specified future date while still in the employ of the Employer.

Generally, Supplemental Deferrals, Discretionary Deferrals and Employer contributions made prior to January 1, 2005, and earnings or losses thereon, are distributable only upon a Participant’s Termination of Employment, retirement, Disability or death.

All distributions from the Participant’s Pre-2005 Account will be taxable as ordinary income when received and subject to appropriate withholding of income taxes. In the case of distributions in Stock, the appropriate number of shares of Stock may be sold to satisfy such withholding obligations pursuant to administrative procedures adopted by the Plan Administrator.

5.2                               Distributions Resulting from Termination. In the case of a Participant who incurs a Termination of Employment, and has a Pre-2005 Account balance of one hundred thousand dollars ($100,000) or less, as determined by the Plan Administrator pursuant to administrative procedures, such Participant will be paid the balance in his Pre-2005 Account in a lump sum in accordance with Section 5.1. Such lump sum will be made in cash or in Stock or in a combination thereof depending on the Participant’s investment crediting rates as provided in Section 4.4(b).

A Participant who has a Pre-2005 Account balance in excess of one hundred thousand dollars ($100,000) may elect to receive a distribution in the form of either a lump sum, as described in the preceding paragraph, or in substantially equal installments over a period of not less than one (1) nor more than fifteen (15) years. Installment distributions may be made in cash or in Stock or in a combination thereof depending on the Participant’s investment crediting rates as provided in Section 4.4(b). To the extent that installments will be made solely in cash, such installments will be made on a monthly basis. Installments of Stock or installments of cash and Stock will be made on an annual basis.

Such Participant’s Election Form with respect to Pre-2005 Deferrals that has been in effect for at least twelve (12) months and made during a Special Enrollment Period or an Open Enrollment Period, as applicable, will govern the form of distribution. In the event a Participant elects installments, such installment payments will begin in accordance with Section 5.1(a) or 5.1(b). All amounts held for a Participant’s or Beneficiary’s benefit will be revalued annually based on procedures established by the Plan Administrator if paid in installments.

A Participant who is currently receiving installment distributions of his Pre-2005 Account may elect to accelerate the distribution of such Account, subject to the following conditions:

(a)                                  The Participant may request to accelerate the distribution of his Pre-2005 Account in the form of either (i) a lump sum or (ii) a shorter period of installments that will be paid or commence to be paid, as applicable, on a future date that is no earlier than the first day of the thirteenth (13th) month following the Plan Administrator’s receipt of the Participant’s acceleration request; or

(b)                                 The Participant may request an immediate lump sum distribution of his Pre-2005 Account at any time provided that such distribution will be subject to a penalty equal to ten percent (10%) of the lump sum distribution.

5.3                               Scheduled In-Service Withdrawals. In the case of a Participant who, while still in the employ of the Employer, has elected a Scheduled Withdrawal Date for distribution of his Basic Deferrals and Bonus Deferrals made prior to January 1, 2005, and earnings or losses thereon, such Participant will receive a lump sum payment that must occur at least two (2) calendar years after the end of the Plan Year in which the Basic and Bonus Deferrals occurred. A Participant may extend the Scheduled Withdrawal Date with respect to Basic Deferrals and Bonus Deferrals made prior to January 1, 2005, for any Plan Year, provided (i) such extension occurs at least one (1) year before the Scheduled Withdrawal Date, (ii) such extension is for a period of not less than two (2) years from the Scheduled Withdrawal Date, (iii) the Participant may not extend the Scheduled Withdrawal Date more than two (2) times, and (iv) any such extension will be effective only if consented to by the PAC. All such lump sum distributions will be paid in the January of the year specified on the election form.

If a Participant retires, incurs a Termination of Employment, incurs a Disability or dies prior to any Scheduled Withdrawal Date, the Scheduled In-Service Withdrawal will be disregarded and waived and the Participant’s Pre-2005 Account balance will be distributed after the Participant’s retirement, death, Disability or Termination of Employment in the same form of distribution elected with respect to retirement, death, Disability or Termination of Employment.

5.4                               Non-Scheduled Withdrawals. A Participant (regardless of whether an active Employee Participant, an inactive Employee Participant or a terminated Employee Participant) will be permitted to elect a Non-Scheduled Withdrawal from his Pre-2005 Account, subject to the following restrictions:

(a)                                  The election to take a Non-Scheduled Withdrawal will be made by filing a form provided by the Plan Administrator or its designee prior to the end of any calendar month.

(b)                                 The amount of the Non-Scheduled Withdrawal will in all cases not exceed ninety percent (90%) of the gross amount of the Participant’s Pre-2005 Account balance.

(c)                                  The amount described in subsection (b) above will be paid in a lump sum as soon as practicable after the end of the month in which the Non-Scheduled Withdrawal election is made.

(d)                                 If a Participant receives a Non-Scheduled Withdrawal from his Pre-2005 Account, the Participant will permanently forfeit an amount equal to ten percent (10%) of the gross amount of the Non-Scheduled Withdrawal and the Employer will have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.

(e)                                  If a Participant receives a Non-Scheduled Withdrawal of any part of his Account, the Participant will be ineligible to participate in the Plan for the next following Plan Year.

The Plan Administrator will be responsible for reviewing all requests for Non-Scheduled Withdrawals and will have the sole and absolute authority and discretion to approve or deny such requests in accordance with the terms of the Plan.

5.5                               Financial Necessity Distributions.

(a)                                  Unforeseeable Emergency. Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals credited to the Pre-2005 Account of a Participant prior to his Termination of Employment in the event of an Unforeseeable Emergency. Any such application will set forth the circumstances constituting such Unforeseeable Emergency.

In addition to the deferrals specified in this Section 5.5(a), upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Supplemental Deferrals credited to the Pre-2005 Account of the Participant prior to his Termination of Employment in the event of an Unforeseeable Emergency. Such application and payment will be subject to the same conditions and limitations as a request for any other payment of deferrals under this Section 5.5.

(b)                                  Foreseeable Emergency. Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals credited to the Pre-2005 Account of a Participant prior to his Termination of Employment in the event of an Foreseeable Emergency. Any such application will set forth the circumstances constituting such Foreseeable Emergency.

(c)                                  General Rules Regarding Financial Necessity Distributions. The Plan Administrator may not direct payment of any Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, and/or Discretionary Deferrals credited to the Pre-2005 Account of a Participant to the extent that such an Emergency is or may be relieved (i) by reimbursement or compensation by insurance or otherwise, or (ii) by cessation of Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals under this Plan or the 2006 DCP for the next following Plan Year. In the event that the Plan Administrator, in its sole and absolute discretion, determines that such Emergency may be alleviated by such cessation of deferrals under the Plan or the 2006 DCP for the next following Plan Year, the Plan Administrator will deny such financial necessity distribution and preclude the Participant from making Basic Deferrals, Bonus Deferrals, RSU Deferrals (with respect to the 2006 DCP) and/or Discretionary Deferral elections for the following Plan Year. Conversely, if the Plan Administrator, in its sole and absolute discretion, determines that such Emergency may not be alleviated by such cessation of

Basic Deferrals, Bonus Deferrals, RSU Deferrals (with respect to the 2006 DCP) and/or Discretionary Deferrals, it may approve such financial necessity distribution. Any distribution from the Participant’s Pre-2005 Account under the Plan due to Emergency will be permitted only to the extent necessary to satisfy such Emergency, in the sole and absolute discretion of the Plan Administrator, both with respect to the determination as to whether an Emergency exists and also with respect to determination of the amount distributable. The Plan Administrator may permit a financial necessity distribution under this Section 5.5, but as a result the Participant will be ineligible to participate in the Plan or the 2006 DCP for the next following Plan Year.

5.6                               Elective Distributions. A Participant may elect to receive a distribution of amounts credited to his Pre-2005 Account upon a determination by the Internal Revenue Service or a state taxing authority of competent jurisdiction that amounts credited to such Account are subject to inclusion in the gross income of such Participant or Beneficiary for federal or state income tax purposes. Neither the PAC nor the Plan Administrator will have any obligation to determine whether any such determination is or has been made with respect to any Participant and will assume that no such determination has been made until advised by the Participant, in writing, that such determination has been made and that either such determination is final and binding, or that obtaining judicial review of such determination is not reasonably likely to result in a reversal of such determination or is economically prohibitive.

5.7                               Death of a Participant. If a Participant dies while employed by the Employer, the Participant’s Pre-2005 Account balance will be paid to the Participant’s Beneficiary in the manner elected by the Participant.

In the event a terminated Participant dies while receiving installment payments from his Pre-2005 Account, the remaining installments will be paid to the Participant’s Beneficiary as such payments become due in accordance with Section 5.1.

In the event a terminated Participant dies before receiving a lump sum payment of his Pre-2005 Account or before he begins receiving installment payments from such Account, the lump sum payment or installment payments will be paid to the Participant’s Beneficiary as such payments become due in accordance with Section 5.1.

5.8                               Disability of a Participant. In the event of the Disability of the Participant, the Participant will be entitled to a distribution of the Participant’s Pre-2005 Account balance in the manner elected in advance by the Participant and, if applicable, in accordance with Section 5.2.

5.9                               Change of Control. A Participant may, during a Special Enrollment Period or an Open Enrollment Period, as applicable, file an Election Form in which the Participant elects to receive a lump sum distribution of his Pre-2005 Account balance in the event that a Change of Control, as defined in Section 2.1(k), occurs. The Participant’s election with respect to a distribution of his Pre-2005 Account in the event of a Change of Control must have been in effect for twelve (12) months prior to the time of the Change of Control. If elected, payment will be made as soon as practicable, but in any event not more than six (6) months, after the occurrence of a Change of Control.

Notwithstanding any provision in this Plan to the contrary, to the extent that any portion of the lump sum distribution is characterized as a parachute payment within the meaning of Proposed Regulations section 1.280G-1 Q/A-24, or any similar Regulations, then in no event will the present value of such parachute payment, when added to the present value of all other parachute payments received as a result of a Change of Control, exceed two hundred ninety-nine percent (299%) of the Participant’s “base amount” as that term is defined in section 280G of the Code.

If a Participant has elected to receive a lump sum distribution of his Pre-2005 Account balance in the event of a Change of Control, a portion of which distribution is characterized as a parachute payment, and such portion, when added to the present value of all other parachute payments to be received as a result of a Change of Control, exceeds an amount equal to two hundred ninety-nine percent (299%) of the Participant’s base amount, then the Participant may, within the thirty (30) day period following the Change in Control, elect (a) to revoke the election made pursuant to this Section 5.9, or (b) to receive in a lump sum distribution that portion of his Pre-2005 Account balance which does not result in a parachute payment with the remainder being distributed in accordance with the Participant’s election under Section 5.1.

5.10                        Withholding. Any taxes or other legally required withholdings from Compensation and Bonus deferrals made prior to the Effective Date and/or payments to Participants or Beneficiaries of their Pre-2005 Account under the Plan will be deducted and withheld by the Employer, benefit provider or funding agent as required pursuant to applicable law. To the extent amounts are payable from a Participant’s Pre-2005 Account in Stock, the appropriate number of shares of Stock may be withheld to satisfy such withholding obligation. A Participant or Beneficiary will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

5.11                        Suspension of Benefits. If a Participant terminates service and begins receiving installment distributions from his Pre-2005 Account and such Participant is reemployed by the Employer, then such Participant’s installment distributions will be suspended during the period of his reemployment. Upon the Participant’s subsequent termination of service, such installment distributions will recommence in the same form as they were being paid before the reemployment.

End of Article V

ARTICLE VI
DISTRIBUTION OF BENEFITS – POST-2004 ACCOUNTS

6.1                               Termination Distribution Election. Subject to Section 6.1(d) (regarding the 2006 DCP), at the time an Eligible Person first becomes a Participant in the Plan on or after the Effective Date (i.e., elects to make Compensation and Bonus Deferrals or is awarded a Discretionary Contribution under the Plan), such Participant must elect the time and manner in which his Post-2004 Account balance will be paid upon his Termination of Employment, subject to the restrictions on the timing of such distribution to Key Employees under Section 6.2. A Participant’s termination distribution election, both as to the time of distribution and the manner of distribution, will be irrevocable and will apply to all Post-2004 Deferrals made with respect to that Participant under the Plan. Further, as provided in Section 6.3, a Participant’s termination distribution election with respect to his Post-2004 Deferrals will supercede any Scheduled In-Service Withdrawal election made by the Participant pursuant to Article IV.

(a)                                  Time of Distribution

A Participant may elect to receive a distribution of his Post-2004 Account upon his Termination of Employment at any of the following times:

(i)                                     Subject to the six (6) month delay applicable to Key Employees described in Section 6.2, as soon as practicable after the Participant’s Termination of Employment;

(ii)                                  In the first January following the Participant’s Termination of Employment; or

(iii)                               In the second January following the Participant’s Termination of Employment.

A Participant who dies while an Employee or a Director, as applicable, will be deemed to have incurred a Termination of Employment on the date of his death.

(b)                                  Manner of Distribution

The manner in which the Participant’s Post-2004 Account balance will be paid depends on the amount of the Participant’s Post-2004 Account balance at the time of his Termination of Employment.

(i)                                     Post-2004 Account balances of more than one hundred thousand dollars ($100,000) may be paid in the form of a lump sum, monthly or annual installments over a period of not less than one (1) nor more than fifteen (15) years.

(ii)                                  Post-2004 Account balances of more than ten thousand dollars ($10,000) but less than one hundred thousand dollars ($100,000) may be paid in the form of a lump sum or annual installments over a period of not less than one (1) nor more than fifteen (15) years.

(iii)                               Post-2004 Account balances of less than ten thousand dollars ($10,000) will automatically be paid in the form of a lump sum.

Such lump sum or installments will be made in cash or in Stock, or in a combination thereof, depending on the Participant’s investment crediting rates as provided in Section 4.5. To the extent that installments will be made solely in cash, such installments will be made on a monthly or annual basis, as determined above. Installments of Stock or installments of cash and Stock will be made on an annual basis, irrespective of the amount of the Participant’s Post-2004 Account. If the Participant’s Post-2004 Account is paid in installments, such Account will be revalued during the term of such installments based on procedures established by the Plan Administrator.

(c)                                  Failure to Elect Distribution

In the event that a Participant fails to elect the manner in which his Post-2004 Account balance will be paid upon his Termination of Employment, such Account balance will be paid in the form of a lump sum as soon as practicable following the Participant’s Termination of Employment, subject to the six (6) month delay applicable to Key Employees described in Section 6.2.

(d)                                  Special Rule for Participants in the 2006 DCP

As provided in Section 5.1(d) of the 2006 DCP, special distribution rules apply to a Participant  in the Plan who is eligible to participate in the 2006 DCP:

(i)                                     2006 DCP Distribution Election Controls. If a Participant enrolls in the 2006 DCP during the June 2005 Open Enrollment Period, distribution of such Participant’s Post-2004 Account under the Plan will be governed by the termination distribution election made by the Participant under Section 5.1 or the 2006 DCP.

(ii)                                  Plan Election Controls. If a Participant does not enroll in the 2006 DCP during the June 2005 Open Enrollment Period, then such Participant’s Post-2004 Account under the Plan as well as any Employee deferrals and Employer contributions made with respect to such Participant under the 2006 DCP will be governed by the Participant’s termination distribution election made under Section 6.1 of the Plan; subject to the requirement that distribution of such Participant’s Post-2004 Account under the Plan and Employee deferrals and Employer contributions made with respect to such Participant under the 2006 DCP will be subject to the six (6) month delay applicable to Key Employees described in Section 6.2.

(e)                                  Taxation of Distributions

All distributions from the Participant’s Post-2004 Account under the Plan will be taxable as ordinary income when received and subject to appropriate withholding of income taxes. In the case of distributions in Stock, the appropriate number of shares of Stock may be withheld to satisfy such withholding obligations pursuant to administrative procedures adopted by the Plan Administrator.

6.2                               Termination Distributions to Key Employees. Distributions under this Plan of amounts credited to a Participant’s Post-2004 Account that are payable to a Key Employee on account of a Termination of Employment will be delayed for a period of six (6) months following such Participant’s Termination of Employment. This six (6) month restriction will not apply, or will cease to apply, with respect to a distribution of the

Participant’s Post-2004 Account to the Participant’s Beneficiary by reason of the death of the Participant.

6.3                               Scheduled In-Service Withdrawals. A Participant who elects a Scheduled In-Service Withdrawal of Compensation and Bonus Deferrals made on and after the Effective Date pursuant to Section 4.1 or Section 4.2 may subsequently elect to delay such distribution for a period of at least five (5) additional calendar years; provided, that such election is made at least (12) twelve months prior to the date that such distribution would otherwise be made. Further, in the event that a Participant elects a Scheduled In-Service Withdrawal of Compensation and Bonus Deferrals made on and after the Effective Date and incurs a Termination of Employment prior to the Scheduled Withdrawal Date, the Participant’s In-Service Withdrawal election and Compensation and Bonus Deferrals under Section 4.1 will be cancelled and the Participant’s entire Post-2004 Account balance will be paid according to the Participant’s termination distribution election as provided in Section 6.1.

6.4                               Unforeseeable Emergency. Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Participant’s Post-2004 Account balance prior to his Termination of Employment and any Scheduled Withdrawal Date in the event of an Unforeseeable Emergency. Any such application will set forth the circumstances constituting such Unforeseeable Emergency. The Plan Administrator will determine whether to grant an application for a distribution on account of an Unforeseeable Emergency in accordance with guidance issued pursuant to Section 409A of the Code.

A Participant who takes an Unforeseeable Emergency distribution pursuant to this Section 6.4 (in the event that such Post-2004 Account balance is not transferred to and administered under the 2006 DCP Plan) will have his Compensation and Bonus Deferrals and RSU Deferrals under 2006 DCP suspended for the remainder of the Plan Year in which such Unforeseeable Emergency distribution occurs. In addition, such Participant will be ineligible to participate in the 2006 DCP for purposes of making Compensation and Bonus Deferrals and RSU Deferrals and receiving a Matching Contribution for the Plan Year following the year in which such distribution occurs.

6.5                               Death of a Participant. If a Participant dies while employed by the Employer, the Participant’s Post-2004 Account balance will be paid to the Participant’s Beneficiary in the manner elected (or deemed elected) by the Participant pursuant to Section 6.1; provided, that the six (6) month restriction on distributions to Key Employees under Section 6.2 will not apply.

In the event a terminated Participant dies while receiving installment payments from his Post-2004 Account, the remaining installments will be paid to the Participant’s Beneficiary as such payments become due in accordance with Section 5.1.

In the event a terminated Participant dies before receiving his lump sum payment from his Post-2004 Account or before he begins receiving installment payments from his Post-2004 Account, the lump sum payment or installment payments will be paid to the Participant’s Beneficiary as such payments become due in accordance with Section 6.1; provided, that the six (6) month restriction on distributions to Key Employees under Section 6.2 will not apply.

6.6                               Withholding. Any taxes or other legally required withholdings from Compensation and Bonus Deferrals made on and after the Effective Date, termination distributions,

Scheduled In-Service Withdrawal payments and Unforeseeable Emergency distributions of a Participant’s Post-2004 Account made to Participants or Beneficiaries under the Plan will be deducted and withheld by the Employer, benefit provider or funding agent as required pursuant to applicable law. To the extent amounts are payable from the Participant’s Post-2004 Account in Stock, the appropriate number of shares of Stock may be sold to satisfy such withholding obligation. A Participant or Beneficiary will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

6.7                               Impact of Reemployment on Benefits. If a Participant incurs a Termination of Employment and begins receiving, or is scheduled to receive, installment payments from his Post-2004 Account and such Participant is reemployed by the Employer, then such Participant’s installment payments will continue or commence as scheduled during the period of his reemployment.

End of Article VI

ARTICLE VII
PAYMENT LIMITATIONS

7.1                               Spousal Claims.

(a)                                  Pre-2005 Accounts. In the event that an Alternate Payee is entitled to all or a portion of a Participant’s Pre-2005 Account pursuant to the terms of a DRO, such Alternate Payee will have the following distribution rights with respect to such Participant’s Pre-2005 Account to the extent set forth pursuant to the terms of the DRO:

(i)                                     payment of benefit in a lump sum, in cash or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, as soon as practicable following the acceptance of the DRO by the Plan Administrator;

(ii)                                  payment of benefit in a lump sum in cash or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, in the first January following, or in the second January following, but not later than the second January following, the acceptance of the DRO by the Plan Administrator;

(iii)                               payment of benefit in substantially equal installments, in cash and/or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, over a period of not less than one nor more than fifteen (15) years from the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has a Pre-2005 Account balance in excess of one hundred thousand dollars ($100,000); and

(iv)                              payment of benefit in substantially equal installments, in cash and/or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, over a period of not less than one nor more than fifteen (15) years beginning the first January following, or the second January following, the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has a Pre-2005 Account balance in excess of one hundred thousand dollars ($100,000).

To the extent that installments will be made solely in cash, such installments will be made on a monthly basis. Installments of Stock or installments of cash and Stock will be made on an annual basis.

An Alternate Payee who desires to elect any of the distributions described in subsections (ii), (iii) or (iv) above, must complete and deliver to the Plan Administrator all required forms and make such election within thirty (30) days from the date the Alternate Payee is notified that the DRO has been accepted. Any Alternate Payee who does not complete and deliver to the Plan Administrator all required forms and/or whose DRO does not provide for any of the distributions described in subsections (ii), (iii) or (iv) above will receive his portion of the Participant’s Pre-2005 Account awarded to him under the DRO in a lump sum according to subsection (i) above.

(b)                                 Post-2004 Accounts. In the event that an Alternate Payee is entitled to all or a portion of a Participant’s Post-2004 Account pursuant to the terms of a DRO, such Alternate Payee will have the following distribution rights with respect to such Participant’s Post-2004 Account to the extent set forth pursuant to the terms of the DRO:

(i)                                     payment of benefits in a lump sum, in cash or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, as soon as practicable following the acceptance of the DRO by the Plan Administrator;

(ii)                                  payment of benefits in a lump sum in cash or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, in the first January following, or in the second January following, but not later than the second January following, the acceptance of the DRO by the Plan Administrator;

(iii)                               payment of benefits in substantially equal annual or monthly installments, in cash and/or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, over a period of not less than one (1) nor more than fifteen (15) years from the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has a Post-2004 Account balance in excess of one hundred thousand dollars ($100,000);

(iv)                              payment of benefits in substantially equal annual or monthly installments, in cash and/or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, over a period of not less than one (1) nor more than fifteen (15) years beginning the first January following, or the second January following, the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has a Post-2004 Account balance in excess of one hundred thousand dollars ($100,000);

(v)                                 payment of benefits in substantially equal annual installments, in cash and/or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, over a period of not less than one (1) nor more than fifteen (15) years from the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has a Post-2004 Account balance in excess of ten thousand dollars ($10,000) and less than one hundred thousand dollars ($100,000); and

(vi)                              payment of benefits in substantially equal annual installments, in cash and/or Stock, based on the Participant’s investment crediting rates under the Plan as provided in Section 4.4 and the terms of the DRO, over a period of not less than one (1) nor more than fifteen (15) years beginning the first January following, or the second January following, the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has a Post-2004 Account balance in excess of ten thousand dollars ($10,000) and less than one hundred thousand dollars ($100,000).

To the extent that installments will be made solely in cash, such installments will be made on a monthly or annual basis, as determined above. Installments of Stock or installments of cash and Stock will be made on an annual basis, irrespective of the amount of the Alternate Payee’s Post-2004 Account.

An Alternate Payee with respect to a DRO that provides for any of the distributions described in subsections (ii), (iii), (iv), (v) or (vi) above, must complete and deliver to the Plan Administrator all required forms within thirty (30) days from the date the Alternate Payee is notified by the Plan Administrator that the DRO has been accepted. Any Alternate Payee who does not complete and deliver to the Plan Administrator all required forms and/or whose DRO does not provide for any of the distributions described in subsections (ii), (iii), (iv), (v) or (vi) above will receive his portion of the Participant’s Post-2004 Account awarded to him under the DRO in a lump sum according to subsection (i) above.

(c)                                  Any taxes or other legally required withholdings from payments to such Alternate Payee will be deducted and withheld by the Employer, benefit provider or funding agent. To the extent amounts are payable under this Plan in Stock, the appropriate number of shares of Stock may be sold to satisfy such withholding obligation. The Alternate Payee will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

(d)                                 The Plan Administrator will have sole and absolute discretion to determine whether a judgment, decree or order is a DRO, to determine whether a DRO will be accepted for purposes of this Section 7.1 and to make interpretations under this Section 7.1, including determining who is to receive benefits, all calculations of benefits and determinations of the form of such benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator will be binding on all parties with an interest.

(e)                                  Any benefits payable to an Alternate Payee pursuant to the terms of a DRO will be subject to all provisions and restrictions of the Plan and any dispute regarding such benefits will be resolved pursuant to the Plan claims procedure in Article IX.

7.2                               Legal Disability. If a person entitled to any payment under this Plan is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such payment to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Employer or payor of the benefit to make any such payment in any one or more of the following ways:

(a)                                  Directly to such person;

(b)                                 To his legal guardian or conservator; or

(c)                                  To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.

The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.

7.3                               Assignment. Except as provided in Section 7.1, no Participant or Beneficiary will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable under this Plan. No amounts payable under this Plan will be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

End of Article VII

ARTICLE VIII
FUNDING

8.1                               Funding. Benefits under this Plan will be funded solely by the Employer. Benefits under this Plan will constitute an unfunded general obligation of the Employer, but the Employer may create reserves, funds and/or provide for amounts to be held in trust to fund such benefits on its behalf. Payment of benefits may be made by the Employer, any trust established by the Employer or through a service or benefit provider to the Employer or such trust.

8.2                               Creditor Status. Participants and their Beneficiaries will be general unsecured creditors of their respective Employer with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to Participants, in which case Participants and their Beneficiaries will look to the insurance carrier or annuity provider for payment, and not to the Employer. The Employer’s obligation for such benefit will be discharged by the purchase and delivery of such annuity or insurance contract.

End of Article VIII

ARTICLE IX
ADMINISTRATION

9.1                               The PAC. The overall administration of the Plan will be the responsibility of the PAC.

9.2                               Powers of PAC. The PAC will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. In order to effectuate the purposes of the Plan, the PAC will have the following powers and duties:

(a)                                  To appoint the Plan Administrator;

(b)                                 To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)                                  To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(d)                                 To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and the trust established to secure the assets of the Plan (i) when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the Trustee, a Participant, or any of them, and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the PAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

9.3                               Appointment of Plan Administrator. The PAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The PAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the PAC.

9.4                               Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. The Plan Administrator will have the following powers and duties:

(a)                                  To direct the administration of the Plan in accordance with the provisions herein set forth;

(b)                                 To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

(c)                                  To determine all questions with regard to rights of Employees, Participants, and Beneficiaries under the Plan including, but not limited to, questions involving eligibility of an Employee to participate in the Plan and the value of a Participant’s Accounts;

(d)                                 To enforce the terms of the Plan and any rules and regulations adopted by the PAC;

(e)                                  To review and render decisions respecting a claim for a benefit under the Plan;

(f)                                    To furnish the Employer with information that the Employer may require for tax or other purposes;

(g)                                 To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(h)                                 To prescribe procedures to be followed by Participants in obtaining benefits;

(i)                                     To receive from the Employer and from Participants such information as is necessary for the proper administration of the Plan;

(j)                                     To establish and maintain, or cause to be maintained, the individual Accounts described in Section 4.3;

(k)                                  To create and maintain such records and forms as are required for the efficient administration of the Plan;

(l)                                     To make all determinations and computations concerning the benefits, credits and debits to which any Participant, or other Beneficiary, is entitled under the Plan;

(m)                               To give the Trustee of the trust established to serve as a source of funds under the Plan specific directions in writing with respect to:

(i)                                     making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)                                  making any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;

(n)                                 To comply with all applicable lawful reporting and disclosure requirements of the Act;

(o)                                 To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(p)                                 To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the Plan.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

9.5                               Indemnification of PAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the PAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the PAC’s, or any such person’s commission of fraud or willful misconduct.

9.6                               Claims for Benefits.

(a)                                  Initial Claim. In the event that an Employee, Eligible Person, Participant or his Beneficiary claims to be eligible for benefits, or claims any rights under this Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Participant or Beneficiary who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.

A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of this Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below. All benefits provided in this Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(b)                                  Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant may file with the PAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90)-day period.

(c)                                  Decision on Review. After receipt by the PAC of a written application for review of his claim, the PAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The PAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address. A decision on review of the claim will be made by the PAC at its next meeting following receipt of the written request for review. If no meeting of the PAC is scheduled within forty-five

(45) days of receipt of the written request for review, then the PAC will hold a special meeting to review such written request for review within such forty-five (45)-day period. If special circumstances require an extension of the forty-five (45)-day period, the PAC will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the PAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the PAC will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the PAC will be final and conclusive.

9.7                               Arbitration. In the event the claims review procedure described in Section 9.6 of the Plan does not result in an outcome thought by the claimant to be in accordance with the Plan document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the PAC’s denial or deemed denial of his request for review and before bringing suit in court.

The arbitrator will be mutually selected by the Participant and the PAC from a list of arbitrators provided by the American Arbitration Association (“AAA”). If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved. The claimant, the PAC and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The costs of arbitration will be paid by the Employer; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the Arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in this Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

9.8                               Receipt and Release of Necessary Information. In implementing the terms of this Plan, the PAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the PAC or Plan Administrator deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this Plan will furnish to the PAC or Plan

Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

9.9                               Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

End of Article IX

ARTICLE X
OTHER BENEFIT PLANS OF THE COMPANY

10.1                        Other Plans. Nothing contained in this Plan will prevent a Participant prior to his death, or a Participant’s spouse or other Beneficiary after such Participant’s death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him, his surviving spouse or Beneficiary under any plan or policy of the Employer or otherwise. Nothing in this Plan will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees and/or Directors. Unless otherwise specifically provided in any plan of the Company intended to “qualify” under section 401 of the Code, Compensation and Bonus Deferrals made under this Plan will constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

End of Article X

ARTICLE XI
AMENDMENT AND TERMINATION OF THE PLAN

11.1                        Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

11.2                        Amendment of Plan. The Company, through an action of the Compensation Committee, reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time.

11.3                        Termination of Plan. The Company, through an action of the Compensation Committee, may terminate or suspend this Plan in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this Plan through a Participant, of any amount credited to his Accounts under this Plan up to the date of suspension or termination, except as required by applicable law and pursuant to the valuation of such Accounts pursuant to Section 4.4. Notwithstanding any provision of this Plan to the contrary, upon the complete termination of the Plan, the Compensation Committee, in its sole and absolute discretion, may direct that the Plan Administrator treat each Participant as having incurred a Termination of Employment and to commence the distribution of each such Participant’s Account to him or his Beneficiary, as applicable, in the form elected (or deemed elected) by such Participant pursuant to Section 5.1 or Section 6.1 to the extent that with respect to Post-2004 Deferrals the commencement of such distribution will not violate section 409A of the Code.

11.4                        Termination of Affiliate’s Participation. An Affiliate may terminate its participation in the Plan at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate an Affiliate’s participation in the Plan at any time by an action of the Compensation Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the PAC can administratively implement such termination. In the event that an Affiliate’s participation in the Plan is terminated, each Participant employed by such Affiliate will continue to participate in the Plan as an inactive Participant and will be entitled to a distribution of his entire Account or a portion thereof upon the earlier of his Scheduled Withdrawal Date, if any, or his Termination of Employment, in the form elected (or deemed elected) by such Participant pursuant to Section 5.1 or Section 6.1, as applicable.

End of Article XI

ARTICLE XII
MISCELLANEOUS

12.1                        No Reduction of Employer Rights. Nothing contained in this Plan will be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause or as a right of any Director to be renominated to serve as a Director.

12.2                        Provisions Binding. All of the provisions of this Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article XII

IN WITNESS WHEREOF, this amended and restated Plan has been executed on this 14th day of February, 2006, effective as of January 1, 2005, except as specifically provided otherwise herein.

TENET HEALTHCARE CORPORATION

By:	/s/ Debra L. Andonie-Wall

Debra L. Andonie-Wall
Senior Director, Compensation and HRIS

EXHIBIT A(1)

LIMITS ON ELIGIBILITY AND PARTICIPATION

Section 3.1 of the Seventh Amended and Restated Tenet 2001 Deferred Compensation Plan (the “Plan”) provides the Pension Administration Committee (“PAC”) with the authority to limit the classification of employees of Tenet Healthcare Corporation or its participating affiliates (collectively the “Employer”) eligible to participate in the Plan at any time and states that any such limitation will be set forth in this Exhibit A.

(1) This Exhibit A may be updated from time to time without the need for a formal amendment to the DCP.